Exhibit 99.1

Point Therapeutics Summarizes New Data Evaluating Its Lead Compound, Talabostat, in Four Distinct Cancers at the 2006 American Society of Clinical Oncology
(ASCO) Annual Meeting

     BOSTON--(BUSINESS WIRE)--June 8, 2006--Point Therapeutics, Inc. (NASDAQ:
POTP) announced today that new data evaluating talabostat's anti-tumor activity in Phase 2 studies in advanced chronic lymphocytic leukemia (CLL), metastatic melanoma, metastatic colorectal cancer and in a preclinical osteosarcoma model were presented at the 42nd American Society of Clinical Oncology (ASCO) Annual Meeting in Atlanta, Georgia. These studies are part of talabostat's broad clinical program, which includes two Phase 3 trials in metastatic non-small cell lung cancer and Phase 2 trials in advanced CLL, metastatic melanoma and metastatic pancreatic cancer.
     "These studies add to the growing body of evidence supporting talabostat's anti-tumor activity in multiple indications," said Dr. Margaret Uprichard, Point's Senior Vice President and Chief Development Officer. "We continue to see clinical activity in patients with very advanced disease who have failed multiple therapies and for whom there are few or no approved treatments."
     Talabostat is an oral, targeted therapy, which is currently in clinical development for potential use in oncology. Talabostat is a known dipeptidyl peptidase (DPP) inhibitor. DPPs are enzymes that appear to regulate several different physiological processes including those involved in tumor growth and host responses to cancer, type 2 diabetes, and immune responses to vaccines. The Company believes that talabostat employs a novel dual mechanism of action by (1) targeting a DPP called fibroblast activation protein (FAP) that is uniquely expressed in the tumor stroma, or connective tissue of the tumor, while (2) concurrently stimulating the immune system through the inhibition of DPP 8 and 9, enabling the body to promote its natural ability to attack tumors.
     The following highlights the data presented at the ASCO Annual Meeting:

     Advanced Chronic Lymphocytic Leukemia - Phase 2 study of talabostat and rituximab in fludarabine/rituximab-resistant or refractory patients with CLL (Abstract # 6598) - lead author: Dr. Khuda Khan, Indiana Oncology and Hematology Consultants

     This ongoing Phase 2 trial is an open-label, single-arm, multi-center study of talabostat and rituximab in patients who have failed to respond or progressed following a prior treatment with fludarabine. These patients are considered salvage patients--the vast majority (81.3%) have been previously treated with a rituximab regimen and 41.6% also received alemtuzumab. More than 60% of the patients enrolled in the study are Rai Stage IV--the most advanced stage of disease in CLL. To date, of the 48 patients enrolled, 42 meet criteria for evaluability (at least six days of talabostat). Investigators reported clinical responses in eight patients for an overall response rate of 19%. Of interest, six of the eight patients who demonstrated a clinical response had previously failed rituximab. In addition, three of these six patients had also failed alemtuzumab treatment--the only approved treatment for patients who fail fludarabine. Median progression-free survival (PFS) in the intent-to-treat population is currently 3.6 months.

     Metastatic Melanoma: - Phase 2 trial of talabostat and cisplatin in patients with stage IV melanoma (Abstract #8040) - lead author: Dr. Casey Cunningham, Mary Crowley Medical Research Center

     This Phase 2 trial was an open-label, single-arm, multi-center study of talabostat and cisplatin with Stage IV melanoma. The majority of these patients had extensive disease, including metastases to the liver and lungs. Most (64.9%) had received prior treatment for Stage IV disease and, of these, 64.5%, were treated with interleukin-2 (IL-2) or interferon treatment. Of the 43 patients who met criteria for evaluability (completion of 2 cycles), investigators reported clinical responses in six patients for an overall response rate of 13.9%. Stable disease of at least three months was observed in 20 of 43 evaluable patients. The estimates of median PFS and survival in the intent-to-treat population are 2.8 months and 8.5 months, respectively.

     Metastatic Colorectal Cancer - Phase 2 pharmacodynamic study of the fibroblast activation protein inhibitor Val-boro-Pro in patients with metastatic colorectal cancer (Abstract #3594) -lead author: Dr. Jonathan Cheng, Fox Chase Cancer Center

     This investigator sponsored Phase 2 study of single-agent talabostat (Val-boro-Pro) in patients with metastatic colorectal cancer was designed as a pharmocodynamic study of talabostat's fibroblast activation protein (FAP) inhibition properties. In this study, blood samples were collected from patients to evaluate serum levels of antiplasmin, which are thought to be regulated by FAP. The Company and the investigator believe that anti-plasmin cleaving enzyme
(APCE) is homologous to FAP, but as a secreted form. This study is important because it suggests in humans that talabostat is inhibiting a circulating form of FAP in the blood--marking the first time talabostat's mechanism of action has been directly noted in humans. The 28 patients enrolled in this trial are considered salvage patients, meaning they had failed standard treatments, and the median number of prior treatment failures was four. All patients had metastatic disease, with 79% of the patients having metastases to the liver. Importantly, six patients (21%) in the study had stable disease at eight weeks and the median time to progression for these patients was 26 weeks. Prior to receiving talabostat, the median progression-free interval for these patients was 13 weeks.

     Murine Osteosarcoma Model - Reduction of murine osteosarcoma lung metastases using the dipeptidyl peptidase inhibitor, talabostat (Abstract #9009) -lead author: Dr. Su Young Kim, National Cancer Institute

     This investigator sponsored preclinical study of talabostat in a murine osteosarcoma model was designed to study, for the first time, talabostat's anti-metastatic properties. Mice treated with talabostat had a ten-fold decrease in the number of visible lung metastases. Talabostat also decreased the formation of primary tumors and improved survival in these mice.

     About Point Therapeutics, Inc.:

     Point is a Boston-based biopharmaceutical company developing a portfolio of dipeptidyl peptidase (DPP) inhibitors for use in cancer, type 2 diabetes and as vaccine adjuvants. Point is currently studying its lead product candidate, talabostat, in two Phase 3 trials in non-small cell lung cancer. Point is also studying talabostat in several Phase 2 trials, including as a single-agent in metastatic melanoma, in combination with cisplatin in metastatic melanoma, in combination with rituximab in advanced chronic lymphocytic leukemia, and in combination with gemcitabine in metastatic pancreatic cancer. In addition, Point's portfolio includes two other DPP inhibitors in preclinical development--PT-630 for type 2 diabetes and PT-510 as a vaccine adjuvant.

     Certain statements contained herein are not strictly historical and are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. This information includes statements with respect to the company's clinical development programs and the timing of initiation and completion of its clinical trials. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believes," "feels," "expects," "may," "will," "should," "seeks," "plans," "schedules to," "projects," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement, including the risk factors described in Point's quarterly report on Form 10-Q for the quarter ended March 31, 2006 and from time to time in Point's periodic and other reports filed with the Securities and Exchange Commission.


     CONTACT: Point Therapeutics, Inc.
              Sarah Cavanaugh, 617-933-7508
              Director, Corporate Communications